Exhibit 99.1

XFLH CAPITAL CORPORATION ANNOUNCES PRICING OF $100 MILLION INITIAL PUBLIC OFFERING

New York, Feb. 11, 2026 (GLOBE NEWSWIRE) – XFLH Capital Corporation, a Cayman Islands exempt company (the “Company”) announced today that it priced its initial public offering of 10,000,000 units at an offering price of $10.00 per unit.

The Company’s units are expected to be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “XFLHU” beginning on February 12, 2026. Each unit consists of one ordinary share, par value $0.0001 per share, and one right to receive one-seventh (1/7) of an ordinary share upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the shares and rights are expected to be listed on NYSE under the symbols “XFLH”, and “XFLHR”, respectively.

Maxim Group LLC is acting as the sole book-running manager for the offering. The offering is expected to close on February 13, 2026, subject to customary closing conditions.

About XFLH Capital Corporation

XFLH Capital Corporation is a blank check company formed under the laws of the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

A registration statement on form S-1 relating to these securities (SEC File Number 333-290588) was declared effective by the Securities and Exchange Commission on January 30, 2026. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Maxim Group LLC, at 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Syndicate Department, or by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com. .Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

For further information, please contact:

Yanzhe Yang | Chief Executive Officer
Phone: (551) 358-2652
Email: yanzheyang@xflh.online